FOR IMMEDIATE RELEASE	NASDAQ: NSIT

Insight Enterprises, Inc. Announces
Initial Public Offering of PlusNet

Insight Enterprises Reduces Ownership to 45%

TEMPE, Ariz. –July 8, 2004 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today announced the initial public offering (“IPO”) of 13,910,219 shares of common stock of its operating segment, PlusNet plc (“PlusNet”), on AIM, a market of the London Stock Exchange (Symbol PNT). Trading in PlusNet shares is expected to start on AIM on July 14, 2004, subject to the conditions in the underwriting agreement being satisfied. The public offering price is £0.90 (approximately $1.67) per share. The initial public offering includes 11,111,111 shares sold by Insight Enterprises resulting in expected gross proceeds to Insight Enterprises of £10.0 million (approximately $18.6 million) and reducing the company’s holding of PlusNet to approximately 45%. PlusNet’s market value, based on the public offering price, is £25.1 million (approximately $46.7 million). As a result of the sale of the company’s shares, the investment in PlusNet starting in Q3 2004 will be accounted for under the equity method until the company’s ownership is less than 20%. Robert W. Baird acted as Financial Advisor, Underwriter and Broker to PlusNet.

Amounts designated in United States dollars are estimated based the British pound sterling to United States dollar exchange rate on July 7, 2004 of 1.86.

About Insight Enterprises, Inc.

Insight Enterprises, Inc. is a leading provider of information technology (“IT”) products and services to businesses in the United States, Canada and the United Kingdom. The company has over 4,000 employees worldwide and generated sales of $2.9 billion for its most recent fiscal year, which ended December 31, 2003. Insight Enterprises, Inc. is ranked number 537 on Fortune Magazine’s 2004 ‘Fortune 1000’ list. For more information about Insight Enterprises, Inc., call (480) 902-1001 in the United States or visit www.insight.com.

CONTACTS:	STANLEY LAYBOURNE	KAREN MCGINNIS
	EXECUTIVE VICE PRESIDENT,	SENIOR VICE PRESIDENT-
	CHIEF FINANCIAL OFFICER AND TREASURER	FINANCE
	TEL. 480-350-1142	TEL. 480-333-3074
	EMAIL slaybour@insight.com	EMAIL kmcginni@insight.com

SHAUN DOBSON
MANAGING DIRECTOR –
HEAD OF UNITED KINGDOM INVESTMENT BANKING
ROBERT W. BAIRD
TEL. (011) (44) 20 7667 8416

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Insight Enterprises, Inc.	1305 W. Auto Drive	Tempe, Arizona	480-902-1001	FAX 480-350-1141